Exhibit 99.2

Forbes Energy Services Announces Completion of Successful Restructuring Process

ALICE, Texas (April 17, 2017) — Forbes Energy Services Ltd. (the “Company” or “Forbes”) today announced that the plan of reorganization (the “Plan”) under Chapter 11 of the United States Bankruptcy Code of Forbes and its domestic subsidiaries (collectively, the “Debtors”) became effective on April 13, 2017 (the “Effective Date”). As previously announced, the Plan was confirmed by the U.S. Bankruptcy Court for the Southern District of Texas-Corpus Christi Division on March 29, 2017.

The Debtors have emerged from a successful restructuring process with a net reduction in their debt of approximately $260 million. On the Effective Date, all prior equity interests of Forbes were extinguished and a new class of common stock was created. Also on the Effective Date, all of Forbes’ 9% senior notes due 2019 (the “Senior Notes”) were cancelled, and each holder of the Senior Notes received such holder’s pro rata share of $20 million in cash and 100% of the new common stock of reorganized Forbes (“New Common Stock”), subject to dilution only as a result of the shares of New Common Stock issued or available for issuance in connection with a management incentive plan adopted on the Effective Date (as described below). The Company has applied to have its New Common Stock (CUSIP number 345143 200) designated for trading on the OTCQB or OTCQX marketplaces. As soon as final approval for either such platform occurs, the Company will announce details of the commencement of trading on such platform.

Other highlights from the restructuring include the following:

New Loan and Security Agreement

On the Effective Date, the Debtors entered into a new loan and security agreement (the “New Loan Agreement”), with certain financial institutions and Wilmington Trust, National Association, as agent. The New Loan Agreement provides for a term loan of $50 million with a stated maturity date of April 13, 2021.

New Letter of Credit Facility

On the Effective Date, the outstanding principal balance of $15 million plus outstanding interest and fees under the Company’s prior loan and security agreement dated as of September 9, 2011 (the “Prior Loan Agreement”) with Regions Bank (“Regions”) was paid off and the Prior Loan Agreement was terminated. Also on the Effective Date, the Debtors entered into a letter of credit and bank products facility with Regions to cover the letters of credit and certain bank product obligations, principally related to Company credit cards, then outstanding under the Prior Loan Agreement.

For more information, please see our Current Report on Form 8-K anticipated to be filed as early as April 18, 2017.

About Forbes Energy

Forbes Energy is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward Looking Statements and Regulation G Reconciliation

This press release includes certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. When you consider the Company’s forward-looking statements, you should keep in mind the risk factors it describes and other cautionary statements it makes in its Annual Report on Form 10-K for the year ended December 31, 2016. The Company’s forward-looking statements are only predictions based on expectations that it believes are reasonable. The Company’s actual results could differ materially from those anticipated in, or implied by, these forward-looking statements as a result of known risks and uncertainties set forth below and in its Annual Report on Form 10-K for the year ended December 31, 2016. These factors include or relate to the effects of the filing of the chapter 11 cases on the Company’s business; and the Company’s ability to execute its business plan.

In addition to the above factors, actual operating results could continue to be impacted by the following: the effect of the industry-wide downturn in energy exploration and development activities; continuing incurrence of operating losses due to such downturn; oil and natural gas commodity prices; market response to global demands to curtail use of oil and natural gas; capital budgets and spending by the oil and natural gas industry; the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels for oil; oil and natural gas production levels by non-OPEC countries; supply and demand for oilfield services and industry activity levels; the Company’s ability to maintain stable pricing; the Company’s level of indebtedness; possible impairment of the Company’s long-lived assets; potential for excess capacity; competition; substantial capital requirements; significant operating and financial restrictions under the Company’s new loan and security agreement; technological obsolescence of operating equipment; dependence on certain key employees; concentration of customers; substantial costs of compliance with reporting obligations under the securities laws, including the Sarbanes-Oxley Act; seasonality of oilfield services activity; collectability of accounts receivable; environmental and other governmental regulation, including potential climate change legislation; the potential disruption of business activities caused by the physical effects, if any, of climate change; risks inherent in the Company’s operations; ability to fully integrate future acquisitions; variation from projected operating and financial data; variation from budgeted and projected capital expenditures; volatility of global financial markets; and the other factors discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from the Company’s expectations, the forward-looking events discussed in this press release may not occur. All forward-looking statements attributable to the Company are qualified in their entirety by this cautionary statement.